INTERNATIONAL GAME TECHNOLOGY PLC
LOYALTY PLAN TERMS AND CONDITIONS

INTERNATIONAL GAME TECHNOLOGY PLC
LOYALTY PLAN - TERMS AND CONDITIONS
These Terms and Conditions govern the Loyalty Plan and the Special Voting Shares in the share capital of International Game Technology PLC.
1.    DEFINITIONS AND INTERPRETATION

1.1    In these Terms and Conditions the following words and expressions shall have the following meanings:

"Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person;
"Agent" means the bank, depositary, registrar, trust or any other person appointed by the Board from time to time to administer the Loyalty Plan. Computershare has been appointed as the Agent for the time being as at the date of adoption of these Terms and Conditions;

"Articles" means the articles of association of the Company from time to time;

"Beneficial Owner" means a person on whose behalf a Broker holds Ordinary Shares or, if the relevant Ordinary Shares are held outside of DTC, the beneficial owner of those Ordinary Shares;

"Board" means the board of directors of the Company from time to time;

"Broker" means a financial institution or broker with a participant account in DTC, which holds Ordinary Shares on behalf of persons beneficially entitled to such Ordinary Shares;

"Business Day" means a day (not being a Saturday or Sunday) on which clearing banks are open for business in London, New York, Rome and Milan;

"Change of Control" means in respect of any non-natural (a) Beneficial Owner or (b) Participant (as the case may be), any direct or indirect transfer of, or any person ceasing to have, through one or a series of related transactions, control of such Beneficial Owner or Participant, provided that no Change of Control shall be deemed to have occurred if the transfer or cessation of control of the Beneficial Owner or Participant results in control being held by an Affiliate of the Beneficial Owner or Participant;
"Company" means International Game Technology PLC, a public limited company incorporated in England and Wales (registered number 09127533);

"control" means, in relation to a person:

(i) the ability to cast or direct the casting of 50% or more of the votes exercisable at general meetings of such person; and/or
(ii) the ability to appoint or remove half or more of the directors, executive directors or board members or executive officers of such person or to direct the casting of 50% or more of the voting rights at meetings of the board, governing body or executive committee of such person, in each case whether through the ownership of voting interests, by contract or otherwise (and "controlled" shall be construed accordingly);

"Disclosure and Transparency Rules" means the Disclosure Rules and Transparency Rules of the UK Financial Conduct Authority made pursuant to Part VI of FSMA, as revised from time to time;

"DTC" means The Depository Trust Company;

"Election Form" means a form to be completed by an Eligible Person, and countersigned by the Eligible Person's Broker (if shares are held in DTC), requesting the Agent to register Eligible Ordinary Shares in the Loyalty Register, in the form available on the Company's corporate website from time to time;

"Eligible Person" means a person who beneficially holds one or more Eligible Ordinary Shares;

"Eligible Ordinary Share" means an Ordinary Share which has been beneficially held (or which is otherwise determined or deemed (in each case in accordance with these Terms and Conditions (including Clause 4.5)) by the Board to have been held beneficially) (a "relevant interest") by the same person (or its Loyalty Transferee or successor entity resulting from its merger or amalgamation under the laws of the relevant jurisdiction with and/or into an Affiliate) for a continuous period of at least three years (the "three year continuous qualification period"), unless any action prohibited by Clause 7.1 or Clause 7.2 is taken in respect of such share (save as permitted by Clause 7.5);

"Loyalty Plan" means the loyalty plan relating to the Special Voting Shares;

"Loyalty Register" means either (i) the DTC participant account of the Agent, in respect of Eligible Ordinary Shares held in DTC, or (ii) the register for certificated Eligible Ordinary Shares, in each case administered by the Agent;

"Loyalty Transferee" means a person approved by the Company as a permitted transferee of a relevant interest or Security Interest in Ordinary Shares (either during the three year continuous qualification period or following the registration of Eligible Ordinary Shares in the Loyalty Register), such permitted transferee being either (i) with respect to any transferor that is not a natural person, any Affiliate of such transferor or (ii) with respect to any transferor that is a natural person, their spouse or other family member, or any family trust;

"Nominee" means any person appointed by the Company to hold Special Voting Shares in accordance with the Articles;

"Ordinary Shares" means the ordinary shares of $0.10 each in the capital of the Company;

"Participant" means an Eligible Person with one or more Eligible Ordinary Shares registered in the Loyalty Register, for so long as those Eligible Ordinary Shares continue to be so registered;

"Proxy Form" means the proxy voting form in the form available on the Company's corporate website from time to time;

"Security Interest" means pledge, lien, fixed or floating charge or other encumbrance;

"Special Voting Shares" means special voting shares of $0.000001 each in the capital of the Company;

"Terms and Conditions" the terms and conditions set out in this document, as may be amended from time to time;

"Transfer Request" means a form to be completed by (i) a person with a relevant interest in Ordinary Shares or a Participant (as the case may be) and (ii) the proposed Loyalty Transferee, requesting approval from the Company to transfer such relevant interest (and the right to direct the voting rights of any associated Special Voting Shares), in the form available on the Company's corporate website from time to time;

"Withdrawal Form" means a form to be completed by a Participant requesting to deregister some or all of its Eligible Ordinary Shares from the Loyalty Register, in the form available on the Company's corporate website from time to time;

"UK Registrar" means the person appointed from time to time to administer the statutory register of members of the Company; and

1.2    In these Terms and Conditions, unless the context requires otherwise:

(a)	references to a person shall be construed so as to include any individual, firm, legal entity (wherever formed or incorporated), governmental entity, joint venture, association or partnership;

(b)	the headings are inserted for convenience only and shall not affect the construction of this agreement;

(c)	the singular shall include the plural and vice versa;

(d)	references to "includes" or "including" will be construed as "includes without limitation" or "including without limitation" (as the case may be);

(e)	references to one gender include all genders; and

(f)	references to times of the day are to local time in the relevant jurisdiction unless otherwise stated.

2.    Purpose of Special Voting Shares

The purpose of the Special Voting Shares is to reward long-term ownership of Ordinary Shares by conferring the right to direct the exercise of additional voting rights and to promote stability of the Company's shareholder base.
3.    Role of Agent

3.1
The Agent shall on behalf of the Company manage, organise and administer the Loyalty Register and receive, validate and administer voting instructions from Participants in respect of Eligible Ordinary Shares and Special Voting Shares. In this respect, the Agent will represent the Company and process and sign on behalf of the Company all relevant documentation in respect of the Loyalty Register and the Special Voting Shares, including deeds, confirmations, acknowledgements, transfer forms and entries in the Company's registers as the Company deems necessary or desirable to give effect to the Loyalty Plan and these Terms and Conditions.

3.2    The Agent, acting on behalf of the Company, shall keep the Loyalty Register up-to-date.

3.3	The Company shall publish up-to-date contact details of the Agent on the Company's corporate website.

4.    SPECIAL VOTING SHARES ELECTION - LOYALTY REGISTER

4.1
An Eligible Person may at any time submit a validly completed and executed Election Form to the Agent, acting on behalf of the Company, to register all or some of his Eligible Ordinary Shares in the Loyalty Register.

4.2
The Company may request any information it deems necessary or desirable to validate any Election Form or the confirmations and representations made therein, including to verify the identity of the relevant Eligible Person, and to evidence such Eligible Person's interest in the relevant Eligible Ordinary Shares.

4.3
The Company and the Agent may establish an electronic registration system in order to allow for the submission of Election Forms, Withdrawal Forms, Proxy Forms and Transfer Requests by email or other electronic means of communication. The Company will publish the procedure and details of any such electronic facility, including registration instructions, on its corporate website.

4.4
Upon receipt of a validly completed Election Form, the Agent will examine the same and use its reasonable efforts to inform the relevant Eligible Person whether the Election Form has been accepted or rejected within ten Business Days of receipt of such documents.

4.5
If the Election Form is not considered complete or correct or is not supplemented with adequate supporting information, the Agent may escalate the matter to the Company. The Company may reject an Election Form if it is incomplete or incorrect or if the Company considers that sufficient evidence has not been provided to validate the identity of, and the interests held by, the person submitting such form. The Company may take into account any factors it considers appropriate in determining whether a person is an Eligible Person and whether an Election Form is valid, including ownership of a relevant interest in Ordinary Shares, and transfers of a relevant interest to Loyalty Transferees. The Company's determination of any such matters shall be final, binding and not capable of challenge (except in the case of fraud).

4.6
If the Election Form is determined to be valid and complete and is accepted, the relevant Eligible Ordinary Shares, once received by the Agent either into its DTC participant account or in certificated form, will be registered in the Loyalty Register.

4.7
Subject to Clause 4.8, the registration of Eligible Ordinary Shares in the Loyalty Register will not affect the nature or value of such shares, nor any of the rights attached thereto and any stock exchange listing or registration with the U.S. Securities and Exchange Commission shall continue to apply to such shares, and such shares shall be identical in all respects to the Ordinary Shares that are not registered in the Loyalty Register.

4.8
Subject to Clause 7.3, once Eligible Ordinary Shares are included in the Loyalty Register, a Participant wishing to (a) sell, dispose of, transfer or otherwise grant, or (b) create or permit to exist any Security Interest over, any interest in such shares will need to submit a Withdrawal Form in accordance with Clause 6. For the avoidance of doubt, this Clause 4.8 shall not apply to a merger or amalgamation under the laws of the relevant jurisdiction of a Participant with and/or into an Affiliate.

5.    VOTING ARRANGEMENTS

5.1
For so long as an Eligible Ordinary Share is registered in the Loyalty Register in the name of a Participant, such Participant will be entitled to direct the exercise by the Nominee of voting rights attaching to the Special Voting Share associated with such Eligible Ordinary Share, in accordance with these Terms and Conditions and the Articles. A Participant shall not be entitled to any other rights in respect of Special Voting Shares.

5.2
In accordance with the Articles, a Participant must direct the exercise of the 0.9995 votes attaching to each Special Voting Share in the same way as it exercises the vote attaching to the associated Eligible Ordinary Share (and for the avoidance of doubt, if a Participant does not exercise the vote attaching to the associated Eligible Ordinary Share, it may not validly direct the exercise of the 0.9995 votes attaching to the relevant Special Voting Share). Accordingly, Proxy Forms shall provide that any voting rights attaching to Special Voting Shares which a Participant is entitled to direct the exercise of shall be exercised by the Nominee in the same manner as the Participant exercises the votes attaching to the associated Eligible Ordinary Shares.

5.3	The right to direct the exercise of voting rights attaching to Special Voting Shares shall be granted for nil consideration and shall be subject to these Terms and Conditions and the Articles.

6.    WITHDRAWAL OF ORDINARY SHARES FROM LOYALTY REGISTER

6.1
A Participant may at any time submit a validly completed and executed Withdrawal Form to the Agent acting on behalf of the Company to remove some or all of its Ordinary Shares from the Loyalty Register.

6.2
The Company may request any information it deems necessary or desirable to validate any Withdrawal Form or the confirmations and representations made therein, including to verify the identity of the relevant Participant, and to evidence such Participant's interest in the relevant Ordinary Shares.

6.3
A Participant shall be deemed to have waived, with immediate effect from the date on which the Agent processes the Withdrawal Form, all rights in respect of Special Voting Shares associated with those Ordinary Shares specified in the Withdrawal Form.

6.4
Upon receipt of the duly completed Withdrawal Form, the Agent will examine the same, and provided that the Withdrawal Form is valid (which determination shall be at the discretion of the Company), shall use its reasonable endeavours to remove the Ordinary Shares specified in the Withdrawal Form from the Loyalty Register within three Business Days of acceptance of a valid Withdrawal Form and release them to a designated DTC participant or (re)issue a share certificate in respect of those shares. Subject to Clause 7.3 and Clause 7.4, no sale, disposal, transfer or other grant of any interest in such Ordinary Shares, or creation of or permitting to exist any Security Interest over any interest in such Ordinary Shares shall be permitted until such Ordinary Shares have been removed from the Loyalty Register.

7.    TRANSFER RESTRICTIONS

7.1	Unless Clause 7.5 applies, an Ordinary Share shall cease to be an Eligible Ordinary Share in the event of any direct or indirect:

(a)    sale, disposal, transfer or other grant of any interest in such Ordinary Share; or

(b)	creation of or permitting to exist any Security Interest over any interest in such Ordinary Share,

and any such action shall restart the three year continuous qualification period requirement in respect of such Ordinary Share. For the avoidance of doubt, this Clause 7.1 shall not apply to a merger or amalgamation under the laws of the relevant jurisdiction of a Beneficial Owner with and/or into an Affiliate.

7.2	Subject to Clause 7.3 and Clause 7.4, no Participant shall, directly or indirectly:

(a)	sell, dispose of, transfer or otherwise grant any interest in any Eligible Ordinary Share in the Loyalty Register or any Special Voting Share; or

(b)	create or permit to exist any Security Interest over any interest in any Eligible Ordinary Share in the Loyalty Register or any Special Voting Share,

and any such action by such Participant shall result in the immediate cessation of any rights that such Participant has in respect of the relevant Special Voting Shares. For the avoidance of doubt, this Clause 7.1 shall not apply to a merger or amalgamation under the laws of the relevant jurisdiction of a Beneficial Owner with and/or into an Affiliate.

7.3
If a person wishes to (a) sell, dispose of, transfer or otherwise grant, or (b) create or permit to exist any Security Interest over, any interest in any Ordinary Share without (i) restarting the three year continuous qualification period or (ii) ceasing to have any rights in respect of any associated Special Voting Shares (as the case may be), such person and the proposed Loyalty Transferee must first submit a Transfer Request to the Agent specifying the proposed terms of such transfer and in particular the identity of the proposed Loyalty Transferee and its relationship with such person, together with sufficient details which the Company considers are necessary or desirable for it to determine whether or not to deem such transfer to be a transfer to a Loyalty Transferee.

7.4	The Company may request any information deemed necessary or desirable to validate any Transfer Request.

7.5
If a Transfer Request is approved by the Company in accordance with these Terms and Conditions, such transfer may be implemented without (a) restarting the three year continuous qualification period in respect of those Ordinary Shares or (b) removing the relevant Ordinary Shares from the Loyalty Register (as the case may be), and the right to direct the exercise of the voting rights attaching to any associated Special Voting Shares shall also be transferred to such Loyalty Transferee.

8.    CHANGE OF CONTROL

8.1    Upon the occurrence of a Change of Control:

(a)
of a Beneficial Owner during the three year continuous qualification period, any Eligible Ordinary Shares in which such Beneficial Owner is interested shall cease to be Eligible Ordinary Shares and the Change of Control shall restart the three year continuous qualification period requirement in respect of such Ordinary Shares;

(b)
of a Participant, any Ordinary Shares in which such Participant is interested shall cease to be Eligible Ordinary Shares and any rights that such Participant has in respect of any associated Special Voting Shares shall cease with immediate effect (and the votes attaching to such Special Voting Shares shall be exercised by the Nominee in accordance with Article 65.1.1(b) of the Articles), and such person shall notify the Agent on or prior to the date of the Change of Control.

9.    DISCLOSURE

9.1
A Participant must comply, consistent with article 60 of the Articles, with the notification obligations to the Company contained in Chapter 5 (Vote Holder and Issuer Notification Rules) of the Disclosure and Transparency Rules (including the provisions of DTR 5.1.2) as if the Company were an issuer whose home member state is the United Kingdom, save that the obligation to notify the Company in accordance with the provisions of the Disclosure and Transparency Rules shall arise if the percentage of voting rights ("Voting Rights") in which a Participant is interested reaches, exceeds or falls below one per cent. and each one per cent. threshold thereafter (up or down) up to one hundred per cent. For the avoidance of doubt, for the purposes of this Clause 9.1, a Participant's Voting Rights shall include the voting rights attaching to any Eligible Ordinary Shares and any associated Special Voting Shares, as well as any other Ordinary Shares in which the Participant is interested from time to time.

9.2	The Company shall publish from time to time the aggregate total voting rights of shares in the Company.

10.    BREACH

If the Company determines (in its sole absolute discretion) that a Participant has taken any action the principal purpose of which is to avoid the application of Clause 7 (Transfer Restrictions) or to otherwise breach these Terms and Conditions, the Company may instruct the Agent to deem that such Participant shall cease to have any rights in respect of any Special Voting Shares.
11.    DELEGATION OF DECISON-MAKING

11.1	The Company and the Board may delegate any of the powers, authorities and discretions which are conferred on them under these Terms and Conditions:

(a)	to such person or committee or agent (including the Agent);

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions,

as Company or the Board (as applicable) think fit, provided that any amendment of these Terms and Conditions in accordance with Clause 12 may not be so delegated.
12.    AMENDMENT OF THESE TERMS AND CONDITIONS

12.1
These Terms and Conditions have been established by the Board to take effect from 7 April 2015. They were subsequently amended by a resolution of the Board in accordance with Clause 12.2 hereof on December 24, 2017 and March 7, 2018.

12.2	These Terms and Conditions may be replaced or amended pursuant to a resolution of the Board.

12.3	The Company shall publish any replacement or amendment of these Terms and Conditions on the Company's corporate website.

12.4	In the event of any inconsistency between these Terms and Conditions and the Articles, the Articles shall prevail.

13.    COSTS

13.1
Subject to Clause 13.2, all costs of the Agent in connection with these Terms and Conditions, any Election Form, Withdrawal Form, or Proxy Forms, shall be for the account of the Company. Any other costs shall be for the account of the relevant Eligible Person.

13.2	The Company may charge Participants an administration fee in connection with the operation of the Loyalty Plan at any time.

14.    GOVERNING LAW, DISPUTES

14.1	These Terms and Conditions are governed by and construed in accordance with English law.

14.2	Any dispute arising out of or in connection with the Loyalty Plan, these Terms and Conditions and/or the Special Voting Shares shall be subject to the jurisdiction of the English Courts.